Quintanilla
                                                        Accountancy Corporation
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American Institute of Certified Public Accountants
California Society of Certified Public Accountants



                                                     December 16, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Fuel Centers, Inc.


         I have read the statements that I understand Fuel Centers, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. I agree with such statements made regarding my firm. I have no basis to agree or disagree with other statements made under Item 4.

                                         Best regards,


                                         /s/ Quintanilla
                                         Quintanilla Accountancy Corporation